Exhibit 99.1

Press Release August 18, 2023	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Announces Third Quarter 2023 Cash Dividend

FORT WAYNE, INDIANA, August 18, 2023 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that the company’s board of directors declared a third quarter cash dividend of $0.425 per common share. The dividend is payable to shareholders of record at the close of business on September 30, 2023 and is payable on or about October 16, 2023.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. All of Steel Dynamics’ steel production facilities utilize electric arc furnace technology. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Contact: Investor Relations — +1.260.969.3500